Exhibit 99.1

NEWS RELEASE Contacts: Manuel Mondragon, Assistant VP of Finance investorrelations@wtoffshore.com 713-297-8024
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Provides Operational Update on Second

Quarter Activity and Updates Guidance

HOUSTON — June 26, 2006 — W&T Offshore, Inc. (NYSE: WTI) today provided an update on its recent operations and drilling program, production, lease sales, hurricane related insurance and claims, the closing of the Kerr-McGee transaction and second quarter guidance.

During the second quarter, the Company successfully drilled eight out of eleven wells, including one in the deep shelf. Since the beginning of 2006, W&T Offshore has successfully drilled eleven out of fourteen exploration wells and five out of five development wells. Three wells were in the deepwater, three were in the deep shelf and thirteen were conventional shelf wells. The Company has also drilled three noncommercial wells to date, of which two were on the conventional shelf with a total net cost of $13 million and one was in the deepwater, with a net cost of $6 million.

Second Quarter to Date Successful Wells:

Field Name/Well	Category	Working Interest %
Eugene Island 205 C-2ST	Exploration / Shelf	100%
West Delta 30 D-3ST	Exploration / Shelf	100%
Mobile Bay 823 BB-2	Exploration / Shelf	100%
West Delta 30 D-6ST	Exploration / Shelf	100%
Eugene Island 205 C-4ST	Exploration / Deep Shelf	100%
East Cameron 321 A-22ST	Development / Shelf	100%
East Cameron 321 A-12ST	Development / Shelf	100%
West Delta 30 D-2ST	Development / Shelf	100%

Second Quarter to Date Noncommercial Wells:

Field Name/Well	Category	Working Interest %
Eugene Island 205 D-4ST	Exploration / Shelf	100%
Garden Banks 240 #1	Exploration / Deepwater	33%
Venice BLD #1	Exploration / Shelf	100%

Lease Sale Update: W&T has been awarded the four leases on which it was the apparent high bidder at the Central Gulf of Mexico lease sale on March 15, 2006. Of the four blocks, one is on the shelf and three are in the deepwater.

Production and Hurricane Update: As of June 15, 2006, the Company was producing approximately 215 MMcfe net per day, which is approximately 88% of our pre-Hurricane Katrina production level. The Company expects to return to pre-hurricane rates in the third quarter. The Company also estimates 17 MMcfe per day of net production was shut-in, primarily due to issues with field infrastructure and product sales pipelines.

Insurance Update: W&T has approximately $28 million in hurricane insurance receivables and the Company estimates that additional receivables of approximately $50 million will accrue during the year as work continues. The Company believes it will collect all of the insurance receivables accrued.

Kerr-McGee Transaction Update: The daily production from Kerr-McGee properties is 178 MMcfe as of June 11, 2006. The Kerr-McGee merger transaction is on track to be completed upon receiving final regulatory approval from the MMS. The Company expects to close during the third quarter of 2006.

Updated Second Quarter and Full-Year 2006 Guidance: W&T is revising its second quarter guidance to reflect better than expected production from new successful discoveries, several successful development programs in the second quarter and the deferral of a gas sales pipeline repair project into the third quarter. The Company is not adjusting full-year production guidance at this time.

Second quarter Lease Operating Expense (LOE) guidance is being revised because there were lower operating expenses and no significant expenditures for workover activity. Full year LOE guidance is not being adjusted at this time, however, the Company is guiding towards the high-end of the range. Offsetting the Company’s lower base operating expenses is the Company’s increase in current estimates for the 2006-2007 insurance premiums.

Estimated Production	Revised Second Quarter 2006	Prior Second Quarter 2006	Estimate for Full-Year 2006

Crude oil (MMBbls)	1.3 – 1.4	1.2 – 1.3	5.8 – 6.1

Natural gas (Bcf)	11.0 – 11.3	10.7 – 11.0	48.2 – 51.1

Total (Bcfe)	19.0 – 19.4	18.1 – 18.6	83.0 – 87.7

Operating expenses ($ in millions, except as noted)	Revised Second Quarter 2006	Prior Second Quarter 2006	Prior Full-Year 2006

Lease operating expense	$15.8 – $16.8	$18.4 – $19.4	$75.3 – $82.3

Gathering, Transportation & Production Taxes	4.8 – 5.8	3.6 – 4.0	15.1 – 16.5

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

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